UNITED STATES SECURITIESAND EXCHANGE COMMISSION

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PACIRA BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

DOMA PERPETUAL LO EQUITY MASTER FUND LP

DOMA PERPETUAL CAPITAL MANAGEMENT LLC

DOMA1 LLC

DOMA PERPETUAL PARTNERS GP LLC

DOMA2 LLC

RELIABILITY LLC

PEDRO ESCUDERO

ERIC DE ARMAS

CHRISTOPHER DENNIS

OLIVER BENTON “BEN” CURTIS III

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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DOMA Perpetual Capital Management LLC, a Delaware limited liability company, together with the other participants named herein (collectively, “DOMA”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of DOMA’s slate of highly qualified director candidates (the “DOMA Nominees”) and the other proposals to be presented at the 2026 annual meeting of stockholders of Pacira BioSciences, Inc., a Delaware corporation (the “Company”).

Item 1: On May 20, 2026, DOMA issued the following press release which includes a letter from two of the DOMA Nominees to the Company’s stockholders. A copy of the letter is also attached hereto as Exhibit 1 and incorporated herein by reference:

DOMA Perpetual Director Nominees Send Letter to Shareholders of Pacira Biosciences

Independent Directors, Christopher Dennis, MD, MBA, FAPA and Oliver Benton "Ben" Curtis III Outline How Their Skills and Experience Will Drive Positive Change

Intend to Work Collaboratively with Incumbent Directors to Strengthen Oversight and Create Value for All Shareholders

Encourage Shareholders to Support Meaningful Board Change by Voting via the WHITE Proxy Card for DOMA’s Three Nominees

MIAMI, May 20, 2026 /PRNewswire/ -- DOMA Perpetual Capital Management (“DOMA Perpetual”) which, together with its affiliates (collectively "DOMA" or "we"), beneficially owns approximately 7.5% of the outstanding shares of common stock of Pacira BioSciences, Inc. (NASDAQ: PCRX) (“Pacira” or the “Company”) announced that the two independent, highly qualified members of DOMA’s three-person slate of nominees for election to the Company’s board of directors have released a joint letter to Pacira stockholders.

The letter can be downloaded here

The full text of the letter follows:

A LETTER TO PACIRA BIOSCIENCES SHAREHOLDERS FROM DIRECTOR NOMINEES CHRISTOPHER DENNIS, MD, MBA, FAPA
AND OLIVER BENTON "BEN" CURTIS III

May 20, 2026

Dear Pacira BioSciences shareholders,

On May 5, 2026, the Pacira BioSciences, Inc. (“Pacira” or the “Company”) board of directors (the “Board”) mailed you a letter dismissing us as "unqualified," characterizing DOMA Perpetual Capital Management (“DOMA”), which nominated us for election to the Board, as a disruptive force, and asking you to vote for the Company’s nominees using the Company’s blue proxy card to preserve the status quo. We are writing to give you a clear-eyed view of the questions that letter did not answer, and to make the affirmative case for change.

We are independent. We are not employees of DOMA. We each conducted our own diligence on the Company before agreeing to stand for election. What we found is a business with real assets and a worthy non-opioid pain mission, operating inside a governance structure that has not produced the returns or developed the strategic discipline that shareholders deserve. Our purpose, if elected, is to bring fresh perspective and rigorous questioning to the Company boardroom.

WHAT THE BOARD'S LETTER LEFT OUT

The Board’s letter emphasizes that Pacira’s stock is up “over 30%” since the 5x30 strategy was announced in January 2025. Sixteen months of partial recovery does not erase years of underperformance that preceded it, and the letter notably declines to benchmark Pacira against pharmaceutical or specialty pharma peers over comparable periods. Shareholders deserve a more complete picture: how has Pacira performed against the SPDR S&P Biotech ETF and against specialty pharma peers over three years and five years, not just the months selected to flatter the current narrative?

The letter also celebrates first quarter 2026 total revenue growth of 5% year over year. That growth occurred on a base that includes the full benefit of the Non-Opioids Prevent Addiction in the Nation Act (the NOPAIN Act), which took effect on January 1, 2025. Pacira itself has called the NOPAIN Act a catalyst[i]. With a federal reimbursement catalyst now fully active and commercial coverage expanded to 110 million lives, shareholders should ask whether 5% percent topline growth is the success story management is presenting, or the early ceiling of what the existing strategy can produce.

Notwithstanding this catalyst, first quarter 2026 GAAP net income was only $2.9 million. Moreover, the reported Adjusted EBITDA of $40.2 million reflects adjustments that include $14.3 million of amortization, $13.5 million of stock-based compensation, and other items[ii].

ABOUT US

Christopher Dennis, MD, MBA, FAPA, is a physician executive with more than 25 years of leadership experience spanning behavioral health, addiction medicine, and digital health. Dr. Dennis has overseen one of the nation’s largest opioid treatment programs and has served at the executive level with direct board engagement, where his work has centered on the intersection of clinical quality, regulatory compliance, and enterprise risk management. He brings a perspective Pacira's mission demands but its current board lacks: deep, firsthand understanding of what the opioid epidemic looks like at the patient and program level. Pacira sells the alternative to opioids. Dr. Dennis has spent his career treating the consequences of opioids. Those two vantage points belong on the same board.

Oliver Benton "Ben" Curtis III is a former federal prosecutor and trial lawyer whose practice has focused on regulatory enforcement, internal investigations, litigation risk, and transactional diligence. For a company with active patent disputes, settlement obligations, and a commercial strategy that depends materially on reimbursement policy and intellectual property protection, that skill set is invaluable and is not adequately represented on the current Board.

Together, our backgrounds are directly responsive to the issues that actually drive risk and value at Pacira: clinical credibility on the opioid crisis the company seeks to address, executive experience in quality and compliance, and senior legal expertise across regulation, enforcement, and complex litigation.

"PUBLIC BOARD EXPERIENCE" IS A DISTRACTION, NOT A DISQUALIFICATION

The Board's central attack is that we are “unqualified” because we have not previously served on a public company board. This is among the oldest arguments in proxy contests, and it deserves a direct answer.

Public company board service is one credential among many. It is not a substitute for domain expertise, independent judgment, or operational depth, and every public company director, including each member of the current Pacira board, served on a public board for the first time at some point. The right question is not whether we have done it before. The right question is whether the experience we bring is relevant to the specific challenges this company faces.

Frontline clinical leadership in opioid treatment is directly relevant to a company built around non-opioid pain. Federal prosecutorial and regulatory experience is directly relevant to a company managing patent litigation, settlement structures, and reimbursement scrutiny. Executive-level engagement with operating company boards on quality, compliance, and risk is directly relevant to a board whose oversight responsibilities sit precisely there. The relevance test mandates voting for us and Eric de Armas, the third DOMA nominee.

What is not a qualification is comfort with management. Shareholders should want directors who arrive without prior Company relationships and passive cronyism, who bring questions rather than assumptions, and who measure success in shareholder returns.

ON THE BOARD'S "FIRE SALE" CHARACTERIZATION

The Board's letter describes DOMA’s strategy as a "potential 'fire sale'" as if the mere act of exploring strategic alternatives itself was irresponsible. It is not. A board's fiduciary duty is to test every credible path to value. That includes a standalone plan. It also includes a sale, a merger, or another strategic transaction if such a path would deliver superior value to shareholders.

We have not committed in advance to any particular outcome. We have simply committed to a comprehensive and independent review, conducted with qualified financial and legal advisors, that allows the full board to evaluate real options against real numbers. If the 5x30 strategy is genuinely the best path forward, that review will confirm it, and shareholders will have greater confidence in the plan. If a better path exists, shareholders deserve to know. The current board has seemingly not undertaken that review. We believe it must.

WHAT WE WILL ADVOCATE FOR

If elected, we will work collaboratively with the full board to:

•	Conduct a comprehensive, independent review of strategic alternatives, including a standalone path, a sale, a merger, or other value-maximizing transactions, with qualified financial and legal advisors.
•	Strengthen oversight on the matters that actually drive risk and value at Pacira, including intellectual property protection and patent litigation strategy, reimbursement and NOPAIN Act execution, manufacturing quality and capacity, clinical pipeline returns on capital, and the discipline of capital allocation.
•	Test the assumptions behind the 5x30 strategy against alternative scenarios, so that the Board can confirm or correct the plan with rigor rather than confidence alone.
•	Communicate clearly and on a regular cadence with shareholders about decisions, results, and the rationale behind them.

We are committed to working constructively with management and our fellow directors. We are also committed to asking the questions a healthy board asks, even when those questions are inconvenient to management or to existing directors.

THE STAKES, AND YOUR VOTE

Even if elected, we would represent only three members of the Pacira board. We are not seeking control. We are seeking the seats necessary to ensure that the full board considers genuine alternatives, asks hard questions, and does so with members whose experience speaks directly to the Company's risks and opportunities.

Shareholders deserve a board willing to confront hard truths, evaluate all options without bias or self-interest, and act decisively to protect and maximize shareholder value. Time and objectivity matter. The board has asked you to disregard DOMA’s proxy statement and WHITE proxy card. We are asking you to read DOMA’s proxy statement, to consider our backgrounds against the specific challenges this company faces, and to decide for yourselves whether a Board that has thus far resisted independent review should be left to evaluate itself.

We respectfully request that shareholders vote FOR all three DOMA nominees, Christopher Dennis, MD, MBA, FAPA, Oliver Benton "Ben" Curtis III, and Eric de Armas, using the WHITE proxy card in advance of the June 9, 2026 annual meeting.

We appreciate your consideration and the opportunity to serve the Company and its shareholders at this important juncture.

Sincerely,

Christopher Dennis, MD, MBA, FAPA

Oliver Benton "Ben" Curtis III

Contact:

DOMA Perpetual Capital Management LLC

ir@domaperpetual.com

or

MacKenzie Partners, Inc.

Bob Marese

bmarese@mackenziepartners.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

DOMA Perpetual Capital Management LLC, a Delaware limited liability company (“DOMA”), together with the other participants named herein, have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2026 annual meeting of stockholders of Pacira BioSciences, Inc., a Delaware corporation (the “Company”).

DOMA STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are DOMA, DOMA1 LLC, a Delaware limited liability company (“DOMA1”), DOMA Perpetual LO Equity Master Fund LP, an exempted limited partnership organized under the laws of the Cayman Islands (“DOMA LO Master”), DOMA Perpetual Partners GP LLC, a Delaware limited liability company (“DOMA GP”), DOMA2 LLC, a Delaware limited liability company (“DOMA2”), Reliability LLC, an investment holding company wholly-owned by the John Templeton Foundation (“JTF”), Pedro Escudero, Christopher Dennis, Oliver Benton Curtis and Eric de Armas.

As of the date hereof, DOMA LO Master directly beneficially owns 1,965,775 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”). As of the date hereof, JTF directly beneficially owns 812,019 shares of Common Stock[iii]. As of the date hereof, Pedro Escudero directly beneficially owns 159,000 shares of Common Stock. As of the date hereof, Mr. de Armas directly beneficially owns 1,389 shares of Common Stock. As Investment Manager of DOMA LO Master and JTF, DOMA may be deemed to beneficially own the 2,777,794 shares of Common Stock beneficially owned by DOMA LO Master. As the managing member of DOMA, DOMA1 may be deemed to beneficially own the 2,777,794 shares of Common Stock beneficially owned by DOMA. As general partner of DOMA LO Master, DOMA GP may be deemed to beneficially own the 1,965,775 shares of Common Stock beneficially owned by DOMA LO Master. As the managing member of DOMA GP, DOMA2 may be deemed to beneficially own the 1,965,775 shares of Common Stock beneficially owned by DOMA GP. As Founder and Chief Investment Officer of DOMA and Managing Member of DOMA GP, DOMA1 and DOMA2 Mr. Escudero may be deemed to beneficially own the 2,777,794 shares of Common Stock beneficially owned by DOMA and DOMA GP in addition to the 159,000 shares of Common Stock directly beneficially owned by Mr. Escudero. As of the date hereof, neither Dr. Dennis nor Mr. Curtis beneficially owns any shares of Common Stock.

Disclaimer

This press release and the attached letter have been prepared by DOMA. The views expressed herein reflect the opinions of DOMA and are based on publicly available information with respect to Pacira BioSciences, Inc. (“Pacira” or the “Company”). DOMA recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with DOMA’s conclusions. DOMA reserves the right to change or modify any such views or opinions at any time and for any reason and expressly disclaims any obligation to correct, update, or revise the information contained herein or to otherwise provide any additional materials.

For the avoidance of doubt, this press release was not produced by any person that is affiliated with Pacira, nor was its content endorsed by Pacira. This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security nor as a recommendation to purchase or sell any security. One or more funds managed by DOMA currently beneficially owns shares of the Company.

Some of the materials in this press release contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” “once again,” “achieve,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on DOMA’s current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of DOMA.

[i] See the Letter from the Pacira Board of Directors filed with the Company’s Form DEFA14A on May 5, 2026.

[ii] See Reconciliation of GAAP Net Income to Adjusted EBITDA (Non-GAAP) in the Exhibit 99.1 Earnings Press Release dated April 30, 2026 filed with the Company’s Form 8-K on April 30, 2026.

[iii] DOMA is acting as investment manager with respect to the shares beneficially owned by JTF which DOMA exercises discretionary investment and voting authority. JTF is not making or sponsoring the director nominations.